Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus constituting parts of the Registration Statement on Form N-14 of our report dated February 22, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to Shareholders of the Batterymarch U.S. Small Capitalization Equity Portfolio, one of the portfolios comprising Legg Mason Charles Street Trust, Inc., which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Representations and Warranties”, “Financial Highlights of Batterymarch U.S. Small Capitalization Equity Portfolio (Acquiring Fund)” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

December 18, 2008